Exhibit 10.a.(iv)
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Third Amendment to
The Amended And Restated Operating Agreement of
Kukui’ula Development Company (Hawaii), LLC
This Third Amendment to the Amended and Restated Operating Agreement of Kukui’ula Development Company (Hawaii), LLC (the “Company”), is entered into as of the 2nd day of November, 2020, by and between KDC, LLC, a Hawaii limited liability company (“KDC”), and DMB Kukui’ula LLC, an Arizona limited liability company (“DMB”).
KDC and DMB entered into the Amended and Restated Operating Agreement of the Company dated as of May 1, 2009, and entered into the First Amendment to the Amended and Restated Operating Agreement dated as of September 28, 2010 and the Second Amendment to the Amended and Restated Operating Agreement dated as of July 20, 2011 (collectively, the “Operating Agreement”).
KDC and DMB hereby agree to amend the Operating Agreement as follows:
1.Section 9.14 is amended to include the following definitions:
“2/5 Optional Capital Return” means, with respect to a Member, 2/5 (40%) of its Optional Capital Return Component.
“3/5 Optional Capital Return” means, with respect to a Member, its Optional Capital Contribution plus 3/5 (60%) of its Optional Capital Return Component. Distributions shall be applied first as a payment of the portion of the 3/5 Optional Capital Return comprised of the Optional Capital Return Component and then as a payment of the Optional Capital Contribution.
“Capital Contribution” means, with respect to any Member, the Additional Capital Contributions, the Supplemental Capital Contributions, the Optional Capital Contributions, the Preferred Capital Contributions, the Priority Preferred Capital Contributions and the Principal Preferred Capital Contributions.
“Contributing Member” means, if the KDC Excess Funding Amount is greater than the DMB Excess Funding Amount, KDC, and if the DMB Excess Funding Amount is greater than the KDC Excess Funding Amount, DMB. If the KDC Excess Funding Amount equals the DMB Excess Funding Amount, neither party shall be a Contributing Member.
“Current Capital Account Spreadsheet” means the Excel file named Current Capital Account Spreadsheet.xls emailed to the Executive Committee on November 2, 2020 and saved in the Company’s records, a copy of the summary pages which are attached hereto as Exhibit A.
“compounded quarterly” means, with respect to a given per annum rate, multiplying the balance outstanding at the end of 90 days by an amount equal to 1 plus the quarter of the per annum rate. For example, with respect to an 18% per annum rate, the balance outstanding at the end of 90 days would be multiplied by (1+(18%/4)) = 1.045. The Members acknowledge that the calculations in the Current Capital Account Spreadsheet accurately reflect application of this definition.
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“DMB Excess Funding Amount” means two (2) times the amount by which DMB’s Capital Contributions made following a written request issued pursuant to Section 2.5(c) after the date of this Third Amendment exceed 31% of total Capital Contributions made by all Members after such date.

Exhibit 10.a.(iv)
“KDC Excess Funding Amount” means (i) two (2) times the amount by which KDC’s Capital Contributions made following a written request issued pursuant to Section 2.5(c) after the date of this Third Amendment exceed 69% of total Capital Contributions made by all Members after such date, [***].
“Optional Capital Return Component” means, with respect to a Member, a preferred return accruing from the date each Optional Capital Contribution was made by such Member to the Company equal to [***], compounded quarterly, on the amount thereof outstanding from time to time. For avoidance of doubt, this preferred return shall continue to accrue on the portion of a Member’s Optional Capital Return Component comprising its 2/5 Optional Capital Return following full repayment of such Member’s Optional Capital Contributions until the 2/5 Optional Capital Return is fully paid.
“Principal Preferred Capital Contributions” means [***]
“Principal Preferred Capital Return” means the total of all Principal Preferred Capital Contributions plus a preferred return accruing from the date each contribution was made to the Company equal to 18% per annum, compounded quarterly, on the amount outstanding from time to time. Distributions shall be applied first as a payment of the 18% return and then as a payment of the Principal Preferred Capital Contribution.
2.The definition of Optional Capital Return is deleted from Section 9.14, the definition of Optional Capital Contributions in Section 9.14 is amended to read in its entirety as follows:
“Optional Capital Contributions” means (i) the Capital Contributions contributed pursuant to
Section 2.5(c) [***] and (ii) the $993,300 credit deemed a contribution to the Capital Account of KDC on January 14, 2015 in exchange for land dedicated to the County of Kauai by an affiliate of KDC as described in that Dedication Deed between Alexander & Baldwin, LLC and the County of Kauai dated January 14, 2015.
3.Section 2.3(d), as amended, is hereby deleted in its entirety.
4.Section 3.1 is amended to read in its entirety as follows:
“3.1    Distributions of Net Cash Flow. The availability of Net Cash Flow shall be determined by the Executive Committee and if Net Cash Flow is available, shall be paid to the Members on a monthly basis, or at such more frequent intervals as the Executive Committee may determine, as follows:
(a)First, to KDC, until its Principal Preferred Capital Return is fully paid;
(b)Second, to the Members in proportion to their respective total 3/5 Optional Capital Returns and Supplemental Capital Returns, until each Member’s 3/5 Optional Capital Return and Supplement Capital Return is fully paid;
(c)Third, to the Members in proportion to their 2/5 Optional Capital Returns, until each Member’s 2/5 Optional Capital Return is fully paid;
(d)Fourth, to KDC, until its Preferred Capital Return is fully paid; and
(e)Fifth, to the Members in proportion to their respective Additional Capital Contributions.
Notwithstanding anything to the contrary in this Agreement, the Managing Member shall promptly notify the Executive Committee of any cash balance held by the Company at the end of any calendar month which is in excess of the greater of (i) $10,000,000 and (ii) the absolute value of the negative amount (if any) of Net Cash Flow for the following 6 months (excluding from the calculation thereof reserves for contingent liabilities outside of such period). At the sole election of KDC, any such excess amount shall be paid to the Members pursuant to this Section 3.1 within thirty (30) calendar days after the end of such month.
Any amount distributed to a Member pursuant to this Agreement shall reduce the balance of such Member’s capital return amount for which such distribution was made. [***] The calculation of the capital return amounts owing to each Member shall be made on the date of each distribution of Net Cash

Exhibit 10.a.(iv)
Flow in order to calculate the proportion of funds to be distributed under each tier of the waterfall owing to each Member for such distribution.”
5.Section 3.2 is hereby deleted. The Members agree that as of the date hereof no Member has made a Priority Preferred Capital Contribution and there are no Deficit Amounts.
6.Section 5.2(b) is amended to read as follows:
“Appointment of Representatives. KDC’s current Representatives are Christopher Benjamin and Lance Parker. DMB’s current Representatives are Drew Brown and Brent Herrington. A Representative may be changed effective upon written notice from the Member making the change to the other Member. The Representatives of each Member are authorized to make any decision required of such Member and to vote on behalf of such Member on the Executive Committee. Beginning on July 1, 2011 and on the first of each month thereafter, the Managing Member shall report to the Members the Capital Differential. In the event the Contributing Member receives a report disclosing that the Capital Differential equals or exceeds $3,720,000, then the Contributing Member shall have the right (the “Management Option”) to provide upon written notification to the other Member of the Contributing Member’s exercise of its Management Option whereupon (i) the other Member shall become a nonvoting Member of the Company, (ii) the Executive Committee shall thereafter consist of two Representatives appointed by the Contributing Member and one Representative appointed by the other Member, and (iii) the Contributing Member shall be the sole Managing Member. If the Contributing Member fails to make the written notification within a 90-day period following the receipt of the report, the right to exercise the Management Option shall be deemed waived and the Capital Differential shall be reset to zero. The Management Option shall be exercisable again on the foregoing terms each time the Capital Differential equals or exceeds $3,720,000.
Differences in distributions of Net Cash Flow from the Company to the Members from time to time (other than distributions made to KDC pursuant to Section 3.1(a) above) will reduce the amount of the then existing Capital Differential to the extent that the Contributing Member receives a distribution that is in excess of, in the case DMB is the Contributing Member, 31%, and in the case KDC is the Contributing Member, 69%, of the total distributions made to Members at such time; provided, in no event will the Capital Differential amount be less than zero. The reduction in the Capital Differential on account of such distribution will be two (2) times the amount of the distribution received that is in excess of such 69%/31% proportion, as illustrated in the example below.
For example, if KDC is the Contributing Member, the starting Capital Differential amount is $2,000,000, KDC and DMB receive distributions of Net Cash Flow from a tier of the waterfall other than Section 3.1(a) equal to $8,000,000 and $2,000,000, respectively, then the Capital Differential would be reduced by (2 * ($8,000,000-($10,000,000 *69%))) = $2,200,000; however, as the Capital Differential may not be less than zero, the resulting revised Capital Differential would be zero.
KDC shall be the sole Member eligible to exercise the Management Option. The parties will reasonably agree on transfers of rights and obligations of any ancillary entities responsible for the development or management of KDCH or currently providing resources or services to or for the benefit of KDCH following the exercise of the Management Option.”
The Members acknowledge that as of the date of this Third Amendment, no Management Option has been exercised.
7.Section 5.5 is amended to read in its entirety as follows:
“5.5    Business Plan Revisions. Any Member may propose refinements or modifications to the Revised Business Plan, but all such refinements or modifications are subject to the approval of the Executive Committee, which approval shall not be unreasonably withheld, conditioned or delayed by any Representative and any disapproval by a Representative must be based upon a bona fide business reason which shall be conveyed in writing to the Executive Committee. The Members agree that in the event of a

Exhibit 10.a.(iv)
proposed refinement or modification to the Revised Business Plan contemplating the sale or financing of all or part of the Company, Project or Property to or by, as the case may be, one or more third parties, the fact that such sale or financing may result in the reduction of all or a portion of a Member’s continued membership or ownership in the Company, the Project or the Property, or the loss of the right of a Member to be a Managing Member of the Company, shall not constitute a “bona fide business reason” to enable a Representative of such Member to disapprove or otherwise object to the proposed refinement or modification. Disagreements with respect to refinements or modifications to the Revised Business Plan shall be subject to the Disagreement Resolution procedures in Section 5.12.”
8.The definition of Capital Differential in Section 9.14 is amended as shown below. The Members acknowledge the Current Capital Account Spreadsheet attached as Exhibit A accurately illustrates an illustrative example of the calculation of the Capital Differential with KDC as the Contributing Member.
“Capital Differential” means the positive difference (if any) between (i) the greater of the KDC Excess Funding Amount and the DMB Excess Funding Amount, and (ii) the lesser of the KDC Excess Funding Amount and the DMB Excess Funding Amount.
The Members agree that the Current Capital Account Spreadsheet accurately represents the amount as of November 2, 2020 of each Member’s Principal Preferred Capital Contributions, Principal Preferred Capital Return, Optional Capital Contributions, Optional Capital Return Component, 2/5 Optional Capital Return, 3/5 Optional Capital Return, Supplemental Capital Contributions, Supplemental Capital Return, Preferred Capital Contributions, Preferred Capital Return, Additional Capital Contributions, and Additional Capital Return.
9.The First Amendment to the Amended and Restated Operating Agreement of Kukui’ula Development Company (Hawaii), LLC, dated September 28, 2010, is hereby deleted and no longer effective. Except as amended by this Third Amendment, the Amended and Restated Operating Agreement of Kukui’ula Development Company (Hawaii), LLC, dated May 1, 2009, and the Second Amendment to the Amended and Restated Operating Agreement of Kukui’ula Development Company (Hawaii), LLC, dated July 20, 2011, remain in effect.
10.Other defined terms herein shall have been defined as stated in the Operating Agreement.

Exhibit 10.a.(iv)
IN WITNESS WHEREOF, the parties have entered into this Third Amendment as of the date first above written.
DMB KUKUI’ULA LLC, an Arizona limited liability company
By:
DMB DEVELOPMENT LLC, A DELAWARE LIMITED LIABILITY COMPANY
    Its: Manager
By: _Brent E. Herrington_________________________
Brent E. Herrington, President
BROWN FAMILY TRUST DATED AUGUST 30, 1980, AS AMENDED
    Its: Member
By: _Drew M. Brown_________________________
Drew M. Brown, Co-Trustee
    By: _Laurie E. Brown_________________________
Laurie E. Brown, Co-Trustee
MARK N SKLAR SURVIVORS TRUST
    Its: Member
By: _Michael I. Sklar_________________________
Michael I Sklar, Trustee
BENNETT DORRANCE TRUST DATED APRIL 21, 1989, as Amended
    Its: Member
By:  _Bennett Dorrance_________________________
Bennett Dorrance, Trustee

    KDC, LLC, a Hawaii limited liability company
    By: A&B PROPERTIES HAWAII, LLC, SERIES T, A DELAWARE LIMITED LIABILITY COMPANY
        Its: Manager
        By: _Christopher J. Benjamin_________________________
        Chris Benjamin, Chairman

Exhibit 10.a.(iv)
Exhibit A
Current Capital Account Spreadsheet – Summary

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